EXHIBIT 4(a)


AMDAHL CORPORATION
                       STOCK OPTION PLAN
                                OF
                          DMR GROUP INC.
                          (the "Plan")










The Plan was adopted and assumed by the Compensation Committee of the Board of Directors of Amdahl Corporation, a Delaware corporation ("Amdahl"), on February 7, 1996. Registration of the
Plan was authorized by Amdahl's Board of Directors on February 8,
1996.













                 CIRCULAR RESPECTING THE ISSUE OF
                CLASS A SUBORDINATE VOTING SHARES
                   OF DMR GROUP INC. TO SENIOR
                 EXECUTIVES AND SENIOR MANAGEMENT
                  EMPLOYEES OF DMR GROUP INC. BY
                       WAY OF STOCK OPTIONS

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1.   PURPOSE OF THE STOCK OPTION PLAN

          The Stock Option Plan described in this Circular (the "Plan") has been instituted in order to permit DMR Group Inc. (the "Corporation") to offer from time to time, in its discretion, to the senior executives and senior management employees of the Corporation and of its subsidiaries, by way of stock options, the right to subscribe, as and from October 15, 1986, subject to the conditions of the Plan, Class A Subordinate Voting Shares (the "Class A Subordinate Shares") of the Corporation and to provide therefore to such senior executives and senior management employees an additional incentive to promote the growth of the Corporation to the best of their ability.

2.   ELIGIBILITY

          The options are granted only to senior executives and senior management employees of the Corporation and its subsidiaries, the words "senior executives" having the meaning given to them by the Securities Act (Quebec)and the words "senior management employees" having the meaning given to them by the Board of Directors of the Corporation. Furthermore, senior executives and senior management employees to whom options have been granted in accordance with the Plan will be entitled to exercise such options if, at the time of subscription, they remain senior executives or senior management employees of the Corporation or of its subsidiaries, as the case may be, the whole subject to paragraph e) of Section 6.

          The Board of Directors or the Executive Committee of the Corporation shall designate from time to time, in its discretion, the senior executives and senior management employees of the Corporation and of its subsidiaries to whom are granted options (the "Participants") under the Plan, the date or dates at which the options shall be granted, the term of the options and the frequency with which a Participant may exercise his options.

          The Class A Subordinate Shares of the Corporation in respect of which options may be granted under the Plan are hereinafter called the "Offered Shares".

3.   TYPE AND NUMBER OF SHARES OFFERED

          The Offered Shares are Class A Subordinate Shares of the Corporation. The Offered Shares shall be issued from the treasury.

          The authorized capital stock of the Corporation consists of an unlimited number of First Preferred Shares without nominal or par value, issuable in one or more series, of an unlimited number of Second Preferred Shares, without nominal or par value, issuable in one or more series, of an unlimited number of Second Preferred Shares without nominal or par value, issuable in one or more series, of an unlimited number of Class A Subordinate Shares, without nominal or par value, and of 6,809,706 Class B shares, without nominal or par value, plus a number of Class B shares sufficient to allow exercise of the right of conversion of Class A Subordinate Shares outstanding from time to time into Class B shares and any subdivision or consolidation provided for in the Articles of Incorporation of the Corporation. The maximum number of Class A Subordinate Shares in respect of which options may be granted under the Plan, under any other stock option plan or options granted to employees for services rendered and under any stock purchase plan, shall not exceed ten per cent (10%) of the total number of Class A Subordinate Shares outstanding at the date options are granted.


4.   SUBSCRIPTION PRICE

          The subscription price for the Offered Shares may not be less than ninety per cent (90%) of the closing price of the Class A Subordinate Shares of the Corporation at the date of the granting of the options on the Montreal Exchange or, in the absence of transactions in respect of such shares on such day at the above-mentioned Exchange, of the last closing price at the same Exchange.

          As of the listing of the Class A Subordinate Shares on The Montreal Exchange, such price will not be less than ninety per cent (90%) of the closing price of the Class A Subordinate Shares of the Corporation at the date of the granting of the options or, in the absence of transactions in respect of such shares on such day at the above-mentioned Exchange, of the last closing price at the same Exchange.

5.   USE OF PROCEEDS

          The proceeds from the issue of the Offered Shares will be applied to the general needs of the Corporation, in the normal course of its business.

6.   CONDITIONS AND DESCRIPTION OF THE PLAN

          a) The options provided for by the Plan shall be granted by way of a Stock Option Agreement between the Corporation and each Participant. Such Agreement shall be dated as of the date fixed by the Board of Directors or Executive Committee of the Corporation for the granting of the options contemplated therein.

          b) Each Participant who shall have executed a Stock Option Agreement will be entitled to subscribe, at the subscription price mentioned in Section 4, the number of Offered Shares which he shall have been offered under the Agreement, at the rate established by the terms of the Agreement for each period of twelve (12) months (an "exercise period") during the term of the options, as fixed by the Agreement (the "option term") which may not however exceed five (5) years following the date of granting the options. If, in any given exercise period, a Participant subscribes for a number of shares which is less than that represented by the above-mentioned percentage or if he does not exercise his options, the Offered Shares which will not have been subscribed for may be subscribed for in any one of the remaining exercise periods provided that no shares may be subscribed for after the expiry of the option term.

          c) Any Participant who wishes to exercise his options in any given exercise period shall, within the ascribed delay, cause a written notice signed by him to be received by the Secretary of the Corporation, at the head office of the Corporation, such notice to state the number of Offered Shares that he wishes to subscribe for, up to the number of Offered Shares that he is entitled to subscribe for; such notice shall be deemed to constitute the exercise of the options granted under the Stock Option Agreement in respect of the relevant exercise period and it shall also be deemed to constitute the subscription for the number of Offered Shares therein stated.

          d) The notice contemplated in the above-mentioned paragraph shall be accompanied by a cheque, payable to the order of the Corporation, in an amount which shall represent the subscription price of the Offered Shares which are being subscribed for.

          e) In order to exercise any of his options, a Participant must be a senior executive or senior management employee of the Corporation or of one of its subsidiaries. However, the Participant may, during the three (3) months following the termination of his employment, exercise the options in respect of which he had an acquired right at the date of termination of employment. Furthermore, in the event of the death of the Participant, his successors or assignees may, during the three (3) months following his death, exercise the options in respect of which he had an acquired right at the date of his death. In the event that the options are not exercised within three (3) months following the termination of employment or the date of death, as the case may be, the said options become null and void.

7.   ISSUE AND DELIVERY

          The Offered Shares which shall have been subscribed for as provided in Section 6 are issued and allotted to the Subscribing-Participants the tenth (10th) business day following receipt by the Secretary of the Corporation of the notice mentioned in paragraph c) of Section 6 and thereupon, the Subscribing-Participants are considered registered holders of the Offered Shares which shall have been subscribed for. Until the Offered Shares shall have been issued and allotted, the Participants shall have none of the rights or obligations of a shareholder with respect to the Offered Shares. The Share Certificates are registered in the name of the Participants and delivered in accordance with their written instructions. The Share Certificates shall be delivered within thirty (30) days after payment for the shares represented thereby.

8.   NON-ASSIGNMENT OF OPTIONS

          Subject to paragraph e) of Section 6, the options granted under the Plan are non-assignable; furthermore, they shall not benefit the heirs or successors ab intestat of the Participants.

9.   ADJUSTMENT OF RIGHTS OF PARTICIPANTS

          In the event of the subdivision, consolidation or reclassification of the Class A Subordinate Shares of the Corporation or in the event of the declaration of a stock dividend payable in Class A Subordinate Shares or if the Corporation shall proceed to a re-organization, consolidation or amalgamation or if it shall sell all or substantially all of its assets to another company, in respect of which the Corporation shall have full discretion, an adjustment of the rights of the Participants under the Plan will be effected, if need be, as determined by the auditors of the Corporation whose decision shall be final and binding upon all concerned parties.

10.  TERMINATION OF THE PLAN

          The Board of Directors of the Corporation may terminate the Plan at any time if it deems that it is in the best interest of the Corporation to do so. In such a case, only the options that shall have already been granted shall remain in force.

11.  AMENDMENTS, INTERPRETATION AND ADMINISTRATION OF THE PLAN

          Subject to the options then already granted, the Board of Directors of the Corporation may, at any time, amend or modify the terms and conditions of the Plan.

          All the decisions and interpretations of the Board of Directors or of the Executive Committee of the Corporation respecting the Plan shall be final and shall bind the Corporation and all the Participants.

12.  MISCELLANEOUS PROVISIONS

     1) Participation in the Plan is entirely voluntary and may not be considered as a condition of employment or of continuance of employment.

     2) Nothing in the Plan shall be interpreted so as to modify in any way the rights of the Corporation respecting the demotion, transfer, lay-off or dismissal of a Participant, it being understood that the Corporation reserves all its rights as if the present Plan did not exist.

     3) The Plan offers no guarantee whatsoever against any loss suffered by a Participant by reason of a decrease in the value of the Offered Shares.

13.  QUEBEC STOCK SAVINGS PLAN

          In the opinion of the Corporation, the Offered Shares qualify for inclusion in a stock savings plan and, under the current provisions of the Taxation Act (Quebec), will entitle an individual (other than a trust) who is resident in Quebec on the last day of a taxation year to deduct, in computing his taxable income for Quebec income tax purposes, 75% of the acquisition cost (excluding related borrowing costs, brokerage or custody fees or other similar costs) of Class A Subordinate Shares purchased during the year and included in a stock savings plan, provided certain conditions set forth in the Taxation Act (Quebec) are met. Any Offered Shares purchased after 1988 will permit a deduction at the rate applicable to such Share in the year during which the options in respect thereto are exercised.

          The foregoing summary assumes that the measures outlined by the Quebec Minister of Finance in the Budget Speech of May 12, 1988, will be adopted as proposed.

14.  APPROVAL BY THE AUTHORITIES

          It is understood that the Corporation may not and does not intend to give effect to the Plan prior to obtaining, if necessary, all required approvals and/or exemptions from the appropriate authorities.

15.  APPLICABLE LAWS

          The Plan shall be governed and interpreted in accordance with the laws of Quebec.

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